EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Caterpillar Inc. of our report dated February 17, 2021 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Caterpillar Inc.'s Annual Report on Form 10-K for the year ended December 31, 2020.

We also consent to the incorporation by reference in this Registration Statement of our report dated June 26, 2020 relating to the financial statements and supplemental schedule, which appears in the Annual Report of the Solar Savings and Investment Plan on Form 11-K for the year ended December 31, 2019.

/s/ PricewaterhouseCoopers

Chicago, Illinois
February 17, 2021
Caterpillar: Confidential Green